News Release

For Immediate Release:                                     For More Information,
July 27, 2006                                          Contact:  James H. Garner
                                                                    910-576-6171

            First Bancorp Reports Second Quarter Results; Record Loan
                 Growth Achieved for Second Consecutive Quarter


     TROY, N.C. - First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced net income today of $4,795,000 for the three months ended June 30, 2006, a 3.1% increase over the $4,652,000 reported for the corresponding period of 2005. Diluted earnings per share for the second quarter of 2006 amounted to $0.33, a 3.1% increase over the $0.32 reported for the second quarter of 2005.

     For the six month period ended June 30, 2006, net income amounted to $9,786,000, a 4.5% increase over the $9,368,000 reported for the first half of 2005. Diluted earnings per share amounted to $0.68 for the first six months of 2006, an increase of 4.6% over the $0.65 reported in the comparable period of 2005.

     During the second quarter of 2006, loans outstanding grew by $83 million, or 21.3% on an annualized basis, the highest increase ever experienced by the Company in a single quarter (excluding quarters that were impacted by acquisition-related growth). This follows loan growth of $71 million achieved in the first quarter of this year, which was also a record for the Company.

     Key performance ratios for the three months ended June 30, 2006 include:

          *    Return on average assets of 1.02%
          *    Return on average equity of 11.83%
          *    Net charge-offs to average loans of 0.09%
          *    Net interest margin of 4.22%
          *    Nonperforming assets to total assets at quarter end of 0.30%
          *    Efficiency ratio of 58.29%

     Total assets at June 30, 2006 amounted to $1.99 billion, 14.6% higher than a year earlier. Total loans at June 30, 2006 amounted to $1.64 billion, a 14.7% increase from a year earlier, and total deposits amounted to $1.59 billion at June 30, 2006, an 8.1% increase from a year earlier.

     The increase in loans and deposits over the past twelve months resulted in an increase in the Company's net interest income when comparing the three and six month periods of 2006 to comparable periods in 2005. Net interest income for the second quarter of 2006 amounted to $18.4 million, an 8.4% increase over the $17.0 million recorded in the second quarter of 2005. Net interest income for the six months ended June 30, 2006 amounted to $36.3 million, a 9.0% increase over the $33.3 million recorded in the same six month period in 2005.

     The impact of the growth in loans and deposits on the Company's net interest income was partially offset by declines in the Company's net interest margin (tax-equivalent net interest income divided by average earning assets). The Company's net interest margin for the second quarter of 2006 was 4.22% compared to 4.31% for the second quarter of 2005. The Company's net interest margin for the first six months of 2006 was 4.28% compared to 4.32% for the same six months of 2005. The 4.22% net interest margin realized in the second quarter of 2006 was an 11 basis point decrease from the first quarter of 2006 net interest margin of 4.33%. The compressing margin is primarily due to deposit rates paid by the Company rising by more than loan and investment yields. The Company has also been negatively impacted by customers shifting their funds from low cost deposits to higher cost deposits as rates have risen.

     The Company's provision for loan losses amounted to $1,400,000 in the second quarter of 2006, an increase of 65.7% over the $845,000 recorded in the second quarter of 2005. The provision for loan losses for the first six months of 2006 was $2,415,000, an increase of 69.5% over the $1,425,000 recorded in first half of 2005. The higher provisions are a result of the strong loan growth realized in 2006, as asset quality ratios have remained stable and compare favorably to peers. Loan growth was $83 million in the second quarter of 2006 compared to $31 million in the second quarter of 2005, while loan growth was $153 million for the first half of 2006 compared to $59 million for the first half of 2005. The Company's ratios of annualized net charge-offs to average loans were 9 basis points and 6 basis points for the three and six month periods in 2006, respectively, compared to 8 basis points for each of the three and six month periods in 2005. The Company's level of nonperforming assets to total assets was 0.30% at June 30, 2006 compared to 0.36% a year earlier.

     Noninterest income amounted to $3.8 million in the second quarter of 2006, a 3.6% increase from the $3.7 million recorded in the second quarter of 2005. Noninterest income for the six months ended June 30, 2006 amounted to $7.8 million, an increase of 5.1% from the $7.4 million recoded in the first half of 2005. Gains from sales of securities and "other losses" amounted to a net loss of $106,000 in the second quarter of 2006 compared to a net loss of $25,000 in the second quarter of 2005. For the six months ended June 30, 2006, gains from sales of securities and "other losses" amounted to a net loss of $173,000 compared to a net loss $57,000 in the first half of 2005. During the second quarter of 2006, the Company recorded an "other loss" of $230,000 related to a merchant card customer of the Company that sells furniture over the internet. The furniture store did not deliver furniture that its customers had ordered and paid for, and was unable to refund their credit card purchases. As the furniture store's credit card processor, the Company became liable for the amounts that were required to be refunded. Through June 30, 2006, the Company had funded $240,000 in customer refunds, while the total exposure is believed to be approximately $1.5 million. The Company is vigorously pursuing repayment of these advances from the furniture store. The furniture store is under new management and intends to repay the Company for all funds advanced. Although the furniture store has begun repaying the Company, the Company determined that recording a $230,000 loss was prudent to reserve for this situation. The Company reports outstanding advances related to this situation as an "other asset," and within the line item - "Other assets - primarily other real estate" in the Asset Quality Data table in the accompanying Financial Summary, while the corresponding reserve is classified as a valuation allowance within other assets.

     Noninterest expenses amounted to $13.1 million in the second quarter of 2006, a 6.6% increase over the $12.3 million recorded in the comparable period of 2005. Noninterest expenses for the six months ended June 30, 2006 amounted to $25.8 million, a 7.6% increase from the $24.0 million recorded in the first six months of 2005. The increase in noninterest expenses is primarily attributable to costs associated with the Company's overall growth in loans, deposits and branch network. Additionally, in accordance with the new accounting requirements regarding stock-based compensation (FASB Statement 123(r)) that were effective on January 1, 2006, the Company recorded stock option expense of $244,000 ($166,000 after-tax effect) and $291,000 ($212,000 after-tax effect) for the three and six month periods ended June 30, 2006, respectively. Noninterest expenses for the second quarter of 2005 were impacted by several expenses that did not recur in 2006 totaling approximately $500,000, including; immediately vested post-retirement benefits granted to the Company's CEO totaling $196,000, external Sarbanes-Oxley costs related to the prior year SOX certification of $181,000, and public relation expenses of $123,000 associated with the Company's sponsorship of the 2005 U.S. Open Golf Tournament that was held in the Company's largest market - Moore County, North Carolina.

     The Company's effective tax rate was 38%-39% for each of the three and six month periods in 2005 and 2006.

     James H. Garner, President and CEO of First Bancorp, commented on the quarter's results, "Like many banks, we have experienced compression in our net interest margin brought on by rising rates, competitive pricing pressure and the flat yield curve. But I am pleased with this quarter's results, especially the strong balance sheet growth that we have achieved thus far in 2006. The record loan growth has negatively impacted earnings in the short term, as we must set aside loss reserves for the new loans. But in the long term, this growth should improve our bottom line."

     Mr. Garner continued, "I am very excited to report that we are in the final stages of planning for four full-service branches in the high-growth southeastern coastal region of North Carolina, with two branches planned for Wilmington, one for Shallotte, and one for Leland. I am pleased to say that we already have several high-quality employees in place who are eager to begin serving the citizens in these markets as soon as the doors open, which we expect will occur in the fourth quarter of this year. We have operated a loan production office in Wilmington since late last year and have achieved loan growth there beyond our expectations. I believe this area represents a great opportunity of future growth for the Company."

     Mr. Garner concluded, "I would also like to formally welcome our newest customers in Dublin, Virginia, who joined us two weeks ago when we completed the purchase of their branch from First Citizens Bank. We assumed approximately $20 million in deposits in this branch. We retained all of the top-notch branch staff who continue to provide the best in community banking to their customers. The customers and staff are a perfect fit for our bank, and we are very happy they have joined us."

     Mr. Garner also noted the following corporate developments:

     o As previously noted, on July 7, 2006, the Company completed the purchase of a branch in Dublin, Virginia from First Citizens Bank with approximately $20 million in deposits.

     o On April 26, 2006, the Company announced that it had entered into an agreement to purchase a bank branch from Bank of the Carolinas in Carthage, North Carolina. The branch has approximately $25 million in deposits. The Company has received all regulatory approvals, and the completion of the purchase is expected to occur in September.

     o On April 20, 2006 the Company opened a loan production office in Shallotte, North Carolina, with plans to upgrade to a full service branch in the fourth quarter of 2006.

     o During the second quarter of 2006, the Company completed construction of three new branch facilities in Mayodan, Angier and Sanford that replaced existing branches. The new Mayodan branch was constructed on an adjacent lot to the previous facility and opened on April 24, 2006. The new Angier branch located at 415 North Raleigh Street opened on May 1, 2006, and replaced the existing location at 20 North Broad Street. The new Sanford location on Spring Lane (next to Applebee's), opened on June 5, 2006, and replaced the nearby branch located in the Spring Lane Galleria.

     o On April 10, 2006, the Company upgraded its Mooresville loan production office located in the Mooresville Plaza Shopping Center to a full service bank branch. The loan production office opened on October 15, 2005 and quickly grew to a level that necessitated this upgrade in service in order to better serve its customers.

     o On May 24, 2006, the Company announced a quarterly dividend of 18 cents per share payable on July 25, 2006 to shareholders of record on June 30, 2006. The current dividend rate is an increase of 5.9% over the dividend rate paid in the same period of 2005.

     o The Company repurchased 53,000 shares of First Bancorp stock during the second quarter of 2006 at an average price of $20.97 per share.



     First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $2.0 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 63 branch offices, with 56 branches operating in a nineteen county market area in the central piedmont region of North Carolina, 3 branches in Dillon County, South Carolina, and 4 branches in Virginia (Abingdon, Dublin, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. The Company also has loan production offices in Wilmington, North Carolina and Blacksburg, Virginia. First Bancorp's common stock is traded on the NASDAQ National Market under the symbol FBNC.

     Please visit our website at www.firstbancorp.com. For additional financial data, please see the attached Financial Summary.

     This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as "expect," "believe," "estimate," "plan," "project," or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company's customers, the Company's level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. Additional discussion about the risk factors associated with the Company's business and the factors that could influence forward-looking statements is included in the Company's periodic filings with the Securities and Exchange Commission, including the "Risk Factors" section of the Annual Report on Form 10-K.

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
==========================================================================================
                           First Bancorp and Subsidiaries
                                  Financial Summary
==========================================================================================

                                                     Three Months Ended
                                                         June 30,
                                                   --------------------       Percent
($ in thousands except per share data - unaudited)   2006        2005          Change
-----------------------------------------------------------------------------------------
INCOME STATEMENT

 Interest income
 ---------------
    Interest and fees on loans                     $ 29,215      22,732
    Interest on investment securities                 1,529       1,528
    Other interest income                               571         447
                                                   --------    --------
       Total interest income                         31,315      24,707        26.7%
                                                   --------    --------
 Interest expense
 ----------------
    Interest on deposits                             10,813       6,690
    Other, primarily borrowings                       2,058       1,010
                                                   --------    --------
       Total interest expense                        12,871       7,700        67.2%
                                                   --------    --------
         Net interest income                         18,444      17,007         8.4%
 Provision for loan losses                            1,400         845        65.7%
                                                   --------    --------
 Net interest income after provision
       for loan losses                               17,044      16,162         5.5%
                                                   --------    --------
 Noninterest income
 ------------------
    Service charges on deposit accounts               2,225       2,145
    Other service charges, commissions, and fees      1,119         935
    Fees from presold mortgages                         244         285
    Commissions from financial product sales            325         314
    Data processing fees                                 37          58
    Securities gains                                    205           2
    Other gains (losses)                               (311)        (27)
                                                   --------    --------
       Total noninterest income                       3,844       3,712         3.6%
                                                   --------    --------
 Noninterest expenses
 --------------------
    Personnel expense                                 7,520       7,184
    Occupancy and equipment expense                   1,676       1,491
    Intangibles amortization                             60          73
    Other operating expenses                          3,808       3,512
                                                   --------    --------
       Total noninterest expenses                    13,064      12,260         6.6%
                                                   --------    --------
 Income before income taxes                           7,824       7,614         2.8%
 Income taxes                                         3,029       2,962         2.3%
                                                   --------    --------
 Net income                                        $  4,795       4,652         3.1%
                                                   ========    ========


 Earnings per share - basic                        $   0.34        0.33         3.0%
 Earnings per share - diluted                          0.33        0.32         3.1%

 ADDITIONAL INCOME STATEMENT INFORMATION
 ---------------------------------------

    Net interest income, as reported               $ 18,444      17,007
    Tax-equivalent adjustment (1)                       125         111
                                                   --------    --------
    Net interest income, tax-equivalent            $ 18,569      17,118         8.5%
                                                   ========    ========

-----------------------------------------------------------------------------------------

(1) This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

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==========================================================================================
                           First Bancorp and Subsidiaries
                              Financial Summary Page 2
==========================================================================================

                                                     Six Months Ended
                                                         June 30,
                                                   --------------------       Percent
($ in thousands except per share data - unaudited)   2006        2005          Change
-----------------------------------------------------------------------------------------

INCOME STATEMENT

Interest income
---------------
   Interest and fees on loans                     $ 55,977      44,091
   Interest on investment securities                 2,985       2,812
   Other interest income                             1,068         719
                                                  --------    --------
      Total interest income                         60,030      47,622        26.1%
                                                  --------    --------
Interest expense
----------------
   Interest on deposits                             20,255      12,390
   Other, primarily borrowings                       3,478       1,940
                                                  --------    --------
      Total interest expense                        23,733      14,330        65.6%
                                                  --------    --------
        Net interest income                         36,297      33,292         9.0%
Provision for loan losses                            2,415       1,425        69.5%
                                                  --------    --------
Net interest income after provision
      for loan losses                               33,882      31,867         6.3%
                                                  --------    --------
Noninterest income
------------------
   Service charges on deposit accounts               4,299       4,153
   Other service charges, commissions, and fees      2,324       1,989
   Fees from presold mortgages                         511         523
   Commissions from financial product sales            764         609
   Data processing fees                                 73         205
   Securities gains                                    205           2
   Other gains (losses)                               (378)        (59)
                                                  --------    --------
      Total noninterest income                       7,798       7,422         5.1%
                                                  --------    --------
Noninterest expenses
--------------------
   Personnel expense                                15,086      14,070
   Occupancy and equipment expense                   3,303       2,925
   Intangibles amortization                            121         146
   Other operating expenses                          7,283       6,834
                                                  --------    --------
      Total noninterest expenses                    25,793      23,975         7.6%
                                                  --------    --------
Income before income taxes                          15,887      15,314         3.7%
Income taxes                                         6,101       5,946         2.6%
                                                  --------    --------
Net income                                        $  9,786       9,368         4.5%
                                                  ========    ========


Earnings per share - basic                        $   0.69        0.66         4.5%
Earnings per share - diluted                          0.68        0.65         4.6%

ADDITIONAL INCOME STATEMENT INFORMATION
---------------------------------------
   Net interest income, as reported               $ 36,297      33,292
   Tax-equivalent adjustment (1)                       251         224
                                                  --------    --------
   Net interest income, tax-equivalent            $ 36,548      33,516         9.0%
                                                  ========    ========

-----------------------------------------------------------------------------------------

(1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments

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
========================================================================================================
                                     First Bancorp and Subsidiaries
                                       Financial Summary - page 3
========================================================================================================


                                                      Three Months Ended           Six Months Ended
                                                           June 30,                    June 30,
                                                   ------------------------     -----------------------
PERFORMANCE RATIOS (annualized)                       2006          2005          2006         2005
                                                   ----------------------------------------------------
Return on average assets                                 1.02%         1.09%         1.07%         1.13%
Return on average equity                                11.83%        12.07%        12.30%        12.32%
Net interest margin - tax equivalent (1)                 4.22%         4.31%         4.28%         4.32%
Efficiency ratio - tax equivalent (1) (2)               58.29%        58.86%        58.16%        58.56%
Net charge-offs to average loans                         0.09%         0.08%         0.06%         0.08%
Nonperforming  assets  to total  assets  (period         0.30%         0.36%         0.30%         0.36%
end)

SHARE DATA
Cash dividends declared                            $     0.18          0.17    $     0.36          0.34
Stated book value                                       11.20         10.88         11.20         10.88
Tangible book value                                      7.76          7.40          7.76          7.40
Common shares outstanding at end of period         14,279,847    14,170,722    14,279,847    14,170,722
Weighted average shares outstanding - basic        14,296,159    14,159,117    14,275,472    14,132,347
Weighted average shares outstanding - diluted      14,433,830    14,345,013    14,425,500    14,354,852
Shareholders' equity to assets                           8.03%         8.87%         8.03%         8.87%

AVERAGE BALANCES (in thousands)
Total assets                                       $1,886,234     1,707,112    $1,844,773     1,678,868
Loans                                               1,593,070     1,409,118     1,554,763     1,396,167
Earning assets                                      1,764,227     1,592,845     1,723,381     1,565,005
Deposits                                            1,569,781     1,466,893     1,547,474     1,440,807
Interest-bearing liabilities                        1,501,670     1,361,365     1,466,803     1,340,048
Shareholders' equity                                  162,526       154,540       160,453       153,351

--------------------------------------------------------------------------------------------------------
(1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

(2) Calculated by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income.


TREND INFORMATION
($ in thousands except per share data)
                                                              For the Three Months Ended
                                             June 30,  March 31,  December 31,  September 30,  June 30,
INCOME STATEMENT                               2006       2006      2005 (3)      2005 (2)       2005
                                             -------    -------     -------       -------      -------
Net interest income - tax equivalent (1)     $18,569     17,979      18,060        17,463       17,118
Taxable equivalent adjustment (1)                125        126         113           111          111
Net interest income                           18,444     17,853      17,947        17,352       17,007
Provision for loan losses                      1,400      1,015         925           690          845
Noninterest income                             3,844      3,954       3,803         3,779        3,712
Noninterest expense                           13,064     12,729      12,175        11,486       12,260
Income before income taxes                     7,824      8,063       8,650         8,955        7,614
Income taxes                                   3,029      3,072       1,237         9,646        2,962
Net income                                     4,795      4,991       7,413          (691)       4,652

Earnings per share - basic                      0.34       0.35        0.52         (0.05)        0.33
Earnings per share - diluted                    0.33       0.35        0.52         (0.05)        0.32
=======================================================================================================

(1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2) Net income for the three months ended September 30, 2005 was significantly impacted by a contingency tax loss accrual amounting to $6,320,000, or $0.44 per share (which increased income tax expense).
(3) Net income for the three months ended December 31, 2005 was significantly impacted by the reversal of a portion of the accrual noted in (2) above, amounting to $1,982,000, or $0.14 per share (which decreased income tax expense).

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==================================================================================================================================
                                                  First Bancorp and Subsidiaries
                                                    Financial Summary - page 4
==================================================================================================================================

                                                           June 30,        March 31,      December 31,     June 30,       One Year
PERIOD END BALANCES ($ in thousands)                         2006            2006            2005            2005          Change
                                                          ----------       ---------       ---------       ---------     ---------
Assets                                                    $1,992,709       1,907,887       1,801,050       1,738,597         14.6%
Securities                                                   129,912         128,026         127,785         132,536         -2.0%
Loans                                                      1,635,899       1,553,371       1,482,611       1,425,856         14.7%
Allowance for loan losses                                     17,642          16,610          15,716          15,622         12.9%
Intangible assets                                             49,070          49,131          49,227          49,373         -0.6%
Deposits                                                   1,590,668       1,565,040       1,494,577       1,470,880          8.1%
Borrowings                                                   195,013         131,739         100,239         101,239         92.6%
Shareholders' equity                                         159,915         158,971         155,728         154,202          3.7%

----------------------------------------------------------------------------------------------------------------------------------

                                                                                     For the Three Months Ended
                                                                                     --------------------------
                                                                 June 30,      March 31,    December 31,   September 30,    June 30,
YIELD INFORMATION                                                  2006          2006          2005            2005           2005
                                                                ----------    ---------     -----------    ------------    ---------
Yield on loans                                                     7.36%         7.16%         6.99%           6.71%         6.47%
Yield on securities - tax equivalent (1)                           5.09%         5.06%         4.82%           4.72%         5.06%
Yield on other earning assets                                      5.60%         5.12%         4.39%           3.84%         3.33%
   Yield on all interest earning assets                            7.15%         6.95%         6.74%           6.47%         6.25%

Rate on interest bearing deposits                                  3.18%         2.88%         2.61%           2.35%         2.09%
Rate on other interest bearing liabilities                         5.96%         5.54%         5.30%           5.22%         5.27%
   Rate on all interest bearing liabilities                        3.44%         3.08%         2.79%           2.53%         2.27%

        Interest rate spread  - tax equivalent (1)                 3.71%         3.87%         3.95%           3.94%         3.98%
        Net interest  margin - tax equivalent (2)                  4.22%         4.33%         4.37%           4.32%         4.31%

        Average prime rate                                         7.90%         7.42%         6.96%           6.42%         5.91%

(1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

(2) Calculated by dividing annualized tax equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.


                                                                June 30,       March 31,   December 31,  September 30,   June 30,
ASSET QUALITY DATA ($ in thousands)                               2006           2006          2005         2005           2005
                                                               ----------     ---------     ---------     ---------     ---------
Nonaccrual loans                                               $    3,973         3,283         1,640         3,330         3,806
Restructured loans                                                     12            12            13            14            15
Accruing loans > 90 days past due                                      --            --            --            --            --
                                                               ----------     ---------     ---------     ---------     ---------
     Total nonperforming loans                                      3,985         3,295         1,653         3,344         3,821
Other assets - primarily other real estate                          2,024         1,451         1,421         2,023         2,520
                                                               ----------     ---------     ---------     ---------     ---------
     Total nonperforming assets                                $    6,009         4,746         3,074         5,367         6,341
                                                               ==========     =========     =========     =========     =========

Net charge-offs to average loans - annualized                        0.09%         0.03%         0.29%         0.12%         0.08%
Nonperforming loans to total loans                                   0.24%         0.21%         0.11%         0.23%         0.27%
Nonperforming assets to total assets                                 0.30%         0.25%         0.17%         0.31%         0.36%
Allowance for loan losses to total loans                             1.08%         1.07%         1.06%         1.10%         1.10%

==================================================================================================================================

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